Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We have issued our report dated March 27, 2007, accompanying the consolidated financial statements and schedule included in the annual report of Health Fitness Corporation (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payments, effective January 1, 2006) on Form 10-K for the year ended December 31, 2006 which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference of our report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
Minneapolis, Minnesota
April 13, 2007